EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement in Form S-1 of our audit report dated September 22, 2023, with respect to the balance sheet of Guru App Factory Corp. as of July 31, 2023, and the related statements of operations, changes in stockholder’s equity, and cash flows for the period from March 7, 2023 (inception) through July 31, 2023. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

September 22, 2023